EXHIBIT 10.19
ELECTRO RENT CORPORATION
AMENDMENT NO. 1 TO STOCK UNIT AWARD AGREEMENT(S)
THIS AMENDMENT NO. 1 TO STOCK UNIT AWARD AGREEMENT(S) (this “Amendment”) is entered into as of [__________] by and between [___________] (“Grantee”) and Electro Rent Corporation, a California corporation (“Electro Rent”).

RECITALS

WHEREAS, Grantee and Electro Rent entered into that certain Stock Unit Award Agreement(s) (the “Award Agreement(s)”) pursuant to which Grantee received the Award(s) set forth on Exhibit A attached hereto;

WHEREAS, the Award(s) may only be amended in a writing executed by a duly authorized executive officer of Electro Rent;

WHEREAS, pursuant to Section 13.1 of the Plan, Electro Rent has the power and the right to deduct or withhold, or require a participant to remit to Electro Rent, an amount sufficient to satisfy federal, state and local taxes required to be withheld with respect to an award prior to the delivery of any Shares pursuant to an Award;

WHEREAS, Grantee and Electro Rent wish to amend the Award Agreement(s) to provide for the withholding of a portion of the deliverable Shares to satisfy any tax obligations associated with the Award(s) at the discretion of Electro Rent; and

WHEREAS, capitalized terms not otherwise defined in this Amendment are given the meanings ascribed to such terms in the Award Agreement(s).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree to amend the Award Agreement(s) as follows:
1.Withholding of Taxes. In order to provide for the withholding of a portion of the deliverable Shares to satisfy any tax obligations associated with the Award(s), Section 4 of the Award Agreement(s) which currently reads as,

Withholding of Taxes. Upon request by Electro Rent, the person entitled to the Shares shall pay Electro Rent the amount of any taxes which Electro Rent is required to withhold, including (if applicable) payment as of the time of any applicable election under Section 83(b) of the Code. If you shall fail to make any such payment when requested Electro Rent may, in its discretion, refuse to issue the certificate for the Shares, deduct any such payment from any amount then or thereafter payable by Electro Rent or a Subsidiary or pursue any available remedy available to it.

shall be entirely restated to read as follows:

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Withholding of Taxes. You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award. The delivery to you of any Shares underlying vested Units will not be permitted unless and until you have satisfied any withholding or other taxes that may be due. The Committee in its discretion may permit or require you to satisfy all or part of your withholding tax obligations by having Electro Rent withhold all or a portion of the Shares that would otherwise be deliverable to you under the vesting Units as provided in the next two sentences, or deducting any such payment from any amount then or thereafter payable by Electro Rent or an Affiliate or pursuing any available remedy available to it.  Such withheld Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld Shares as of the date of settlement.  You will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares. Electro Rent will not deliver any fractional number of Shares. Any payment of taxes by withholding Shares may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission. The number of Shares that are withheld from an Award pursuant to this section may also be limited by the Committee, to the extent necessary, to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules including without limitation by requiring that no amount may be withheld which is in excess of minimum statutory withholding rates. You must contemporaneously pay all taxes which are not otherwise covered by the withholding of Shares described above.

2.Governing Law. This Amendment shall be interpreted, construed and enforced in accordance with the laws of the State of California, without regard to the conflict of laws provisions of that or any other State.
3.No Other Modification. Except as provided above in this Amendment, all terms, provisions, covenants and conditions in the Award Agreement(s) shall remain in full force and effect and shall not be affected by this Amendment.
4.Entire Agreement. The Award Agreement(s) and the Plan are incorporated herein by reference. The Amendment, the Plan, and the Award Agreement(s) constitute the entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Electro Rent and Grantee with respect to the subject matter hereof. In the event of any conflict with the Plan, the Plan shall control.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Stock Unit Award Agreement(s) as of the date first written above.
ELECTRO RENT CORPORATION

By: _____________________________
Name: Daniel Greenberg
Title: Chief Executive Officer

GRANTEE

[Grantee Name]

Address:

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Exhibit A
Award(s)

Grant Date	Number of Units Covered

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